Exhibit 15.2

global sources

Annual Report 2014

www.globalsources.com

Annual Report 2014

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except	Year Ended	Year Ended
Number of Shares and Per Share Data)	December 31	December 31

CONSOLIDATED STATEMENT OF OPERATIONS	2014	2013	% Change
Revenue	$198,212	$197,522	0
Sales costs	60,805	61,958	2
Event production	25,080	24,403	(3)
Community and content	26,843	27,481	2
General and administrative	52,631	50,272	(5)
Information and technology	12,683	12,729	0
Profit on sale of property	-	15,410	(100)
Profit from operations	20,170	36,089	(44)
Interest income	1,314	1,472	(11)
Gain on sale of available-for-sale securities	11	64	(83)
Interest expenses	186	-	(100)
Income tax expense	2,468	4,753	48
Net profit	18,841	32,872	(43)
Net profit attributable to non-controlling interests	511	137	(273)
Net profit attributable to the Company’s shareholders	$18,330	$32,735	(44)
Diluted earnings per share	$0.55	$0.91	(40)
Shares used in diluted net profit per share calculations	33,482,371	36,068,326	(7)

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$90,223	$137,359	(34)
Term deposits with banks	4,285	106	3,942
Financial assets, available-for-sale	3,952	6,367	(38)
Current assets	125,810	176,394	(29)
Property and equipment	63,519	49,701	28
Investment properties	85,546	89,615	(5)
Total assets	314,011	339,097	(7)
Current liabilities	117,235	115,284	(2)
Total liabilities	128,937	125,535	(3)
Total Company shareholders’ equity	171,606	203,980	(16)

OTHER INFORMATION
Net cash generated from operating activities	$32,271	$31,055	4
Capital expenditures	18,669	27,047	31
Stock price	$6.36(1)	$8.13(1)	(22)

(1) Stock price is based on last trading day of the year.

Fellow Shareholders,

I am pleased to report Global Sources generated positive overall results during a challenging year. In 2014, we delivered revenue growth, returned value to shareholders in the form of a tender offer and closed the year with a strong balance sheet and no debt.

During 2014, demand for consumer products from China and Asia improved in the United States, but most other markets were soft including the key European Union markets. Our trade show business performed well with several extremely successful shows. We also repositioned our electronics shows under the Global Sources Electronics brand. We launched four vertically specialized online marketplaces for the electronics industry in February and plan to launch sites for five other vertical segments in April.

Organizationally, we brought the online and trade show teams together and aligned them according to the new vertical strategy. We expect this reorganization to drive productivity and efficiency.

Financial Highlights for 2014

We achieved the following 2014 results compared to 2013, reported in accordance with the International Financial Reporting Standards (IFRS):

•	Revenue was $198.2 million, as compared to $197.5 million;
-	Online revenue was $81.9 million, down 10%;
-	Exhibitions revenue was $97.0 million, up 13%; and
-	China grew to represent 84% of total revenue, up from 83%.

•	Net profit was $18.3 million, or $0.55 per diluted share. This compared to $32.7 million, or $0.91 per diluted share, which included a $15.4 million profit on sale of property.

•	Cash and securities as of December 31st, 2014 totaled $98.5 million.

•	Cash generated from operations during the year ended December 31st, 2014 was $32.3 million compared to $31.1 million during the year ended December 31st, 2013.

## Total Revenue & Revenue Mix

(US$ millions)
250
200
150
100
50
0
2012
2013
2014
Total revenue
Online
Print
Exhibition
Other

## IFRS Net Profit

(US$ millions)
35
30
25
20
15
10
5
0
2012
2013
2014
IFRS Net Profit

## Shareholders' Equity & Total Assets

(US$ millions)
350
300
250
200
150
100
50
0
2012
2013
2014
Shareholders' Equity
Total Assets

## Cash & Securities, Deferred Income & Customer Prepayments

(US$ millions)
150
120
90
60
30
0
2012
2013
2014
Cash & Securities
Deferred Income & Customer Prepayments

Letter to shareholders 1

Key Industry Trends

There are several key trends that we see shaping our future. These are trust, the ongoing importance of trade shows, and the challenges that buyers have in identifying truly new or important products from among the millions that are posted online.

The issue of establishing trust with regards to the suppliers selected and product being purchased is an ongoing and critical challenge for buyers. The sheer quantity of products and exporters that can be found online makes it riskier and more difficult to find the right suppliers. While buyers can find more than one million “export” suppliers online and many millions of products, the risk and trust issues become clearer when you realize that there are likely fewer than 150,000 suppliers of consumer goods in China who have a background that would qualify them as a supplier for a volume import buyer. Many buyers see us as the most trusted service provider and they see our supplier customers as being among the most reliable. We strive to maintain that position in the market and are intensely focused on including suppliers who have exported, exhibited or been audited.

The second big trend is the ongoing importance of trade shows. They help buyers overcome the trust issues inherent in online-only environments and give them early access to the industry’s most carefully selected products.

It is clear that the best solution for buyers is a combination of online and trade show services. Online marketplaces are fast, comprehensive and searchable. On the other hand, trade shows enable buyers to personally evaluate products and suppliers, negotiate, and place orders. To source more safely, confidently and profitably, many buyers want to take advantage of both trade shows and online services.

By exhibiting, a supplier builds trust by demonstrating their size, existence and commitment to exporting. Accordingly, most buyers consider them to be more qualified than the average supplier they find online.

Trade show attendees are an extremely valuable segment of our buyer community because they are “in-market” buyers who are actively sourcing – and because they have much more buying power than the average online user. This is understandable given the large financial commitment that they make to travel to the show versus simply going online and sending an inquiry.

Research at our shows indicates that increasing numbers of buyers are aggressively using our website to search and inquire to suppliers in

2 Letter to shareholders

preparation for the show. Another notable research finding was that 69% of buyers intended to place orders at, or within a month of, the show. Both of these findings indicate that while trade shows are becoming increasingly important, more trade show attendees are using our online component as well. Given that these buyers typically have more buying power and are actively sourcing, it reinforces our belief that a multichannel, multimedia approach to sourcing is the right one.

The third big trend is the difficulty for a buyer in knowing which products are important or truly new. Given the overwhelming quantity of suppliers and products that can be found online, finding the right products and the right suppliers is riskier and more difficult than ever. Our goal is to provide buyers with the industry’s best product coverage. Many of our sites now begin with five sections of product coverage including Analyst’s Choice, Top 20 Most Popular, Top 20 Trending, Personalized Gallery and New From Exhibitors.

TOP20 PRODUCTS
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Top 20 Most Popular*: All Security Products, Security Cameras, Security Systems, Access Control
Top 20 Trending**: All Security Products, Security Cameras, Security Systems, Access Control
*Advertiser and exhibitor products with the highest buyer interest
** Advertiser and exhibitor products with the highest growth in buyer interest
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Top 20 Most Popular (Mar 11)
01
GSM alarm camera
What's New
The industry's best electronics coverage
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Consumer Electronics
home | office | auto
Mar 18, 2015, Issue 3
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In this week's issue:
Analyst's Choice: Backlit gaming keyboard
New Products from Exhibitors: 4G router supports FDD, WCDMA
Latest News: TV reboots with web-like service
Smart Sourcing: Helping the supplier in improving the quality of goods
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The model JK-698 shower radio from Shenzhen Junjiada emits a backlight in seven different colors
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Personalized Gallery

Each site leads off with the Top 20 Most Popular Products based on buyer activity. The sites also provide product information from exhibitors, advertisers and non-advertisers including Asia’s biggest brands. In addition to original and exclusive content, we serve buyers by finding, organizing and sharing the best content we can find on a subject or product.

Letter to shareholders 3

Business Strategy

Our overall growth strategy has four primary components: penetration of the market for our export media; new product and market development; expansion into China’s domestic B2B market; and acquisitions, joint ventures and alliances. Initiatives in all areas are ongoing but our clear priority in 2015 is with our export media – and with the strategy of verticalization – whereby we believe we can most effectively attract and engage professional buyers.

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Global Sources’ industry verticals serve their markets with five media formats and aim to provide buyers with the best of online media integrated with the best of trade shows. The goal is to overcome limitations of online-only environments and provide unique and essential sourcing content and services.

Improving Engagement Through Verticalization

In our core international trade-related business, we give suppliers access to a community of buyers that is highly qualified, influential and exclusive – including Verified Buyers who have all been qualified face-to-face at our trade shows. To help suppliers win orders and establish profitable, long-term customers, we offer an integrated, multichannel solution that includes the industry’s leading services for helping suppliers differentiate and boost their image or brand.

Our October 2014 shows in Hong Kong were the springboard for our verticalization initiatives. They were very successful with more than 7,500 booths and buyer attendance exceeding 75,000 from more than 148 countries and territories.

Our flagship Electronics show and our new Mobile Electronics show –

4 Letter to shareholders

which showcased the latest smartphones, tablets, wearables and accessories – were the most notable performers. Combined, the two shows were an overwhelming success with overall buyer attendance up by more than 36%.

The Mobile Electronics show launch was complemented by a vertically specialized site. This was the first step of an aggressive verticalization strategy for the company that involved extensive internal reorganization plus the beginning of the roll out of verticals for other sectors.

In February 2015, Global Sources launched the latest version of the Mobile Electronics website plus three additional vertical offerings: Consumer Electronics, Security Products, and Electronic Components.

Each of these verticals connects buyers and suppliers through five media channels – the site, show, a printed and digital magazine and an app. Our new online marketplaces provide buyers with extensive product coverage and daily updates of products from the entire Asian supply market – including Asia’s biggest brands and OEM manufacturers.

For each vertical we aim to offer buyers the most qualified supplier database with an intense focus on including suppliers who have exported, exhibited or been audited. In addition, exclusive reports, research and analysis help buyers keep up-to-date with key issues that will impact their sourcing.

Global Sources Electronics will be the world’s biggest electronics sourcing show in April 2015, with some 5,500 booths.

Letter to shareholders 5

Four electronics verticals now make up the Global Sources Electronics ecosystem comprised of the following:

•	More than 1,000,000 buyers worldwide including more than 200,000 who have been verified face-to-face at our shows

•	50,000 suppliers – where our focus is on giving buyers access to suppliers who have exported, exhibited or been audited

•	Specialized vertical services for consumer electronics, electronic components, security products and mobile electronics

•	Industry-leading product coverage with exclusive reports and analysis

•	The world’s largest electronics sourcing show each April and October in Hong Kong

We are excited by the progress we are making, and plan to launch similar vertical initiatives and sites for the following industry sectors during April 2015: Fashion Accessories & Footwear; Fashion Apparel & Fabrics; Gifts & Premiums; Home Products; and Hardware.

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The five online marketplaces covering the gifts, home and fashion product sectors are scheduled to be formally launched April 27, 2015 at their companion trade shows in Hong Kong.

Enhanced Messaging between Buyers and Suppliers

We introduced a new messaging service to help buyers and suppliers communicate more effectively. The cloud-based MessageCenter platform enables our customers to manage their sourcing communications and marketing activities more efficiently and profitably. The system allows buyers and suppliers to check the status of their inquiries anywhere, anytime, on any device; arms suppliers with sophisticated analytics to target high-potential

6 Letter to shareholders

sales leads and measure sales effectiveness; and enables managers in export companies to monitor and improve the communication and productivity of their sales teams.

MessageCenter not only offers seamless communication via the online platform, it also integrates messages sent from users’ own email systems. This delivers greater flexibility to users while still capturing all of their incoming and outgoing messages, tracking response rates and other analytics, and helping users effectively manage their sourcing projects.

Developing in China’s Domestic B2B Market

The domestic B2B market in mainland China is an important growth direction where we will continue to develop existing properties and look for new opportunities.

The SIMM Machinery Show is one of our key initiatives. This industry is one of the strategic pillars of mainland China’s national economy. It is also the foundation of the manufacturing sector, supporting a wide scope of industrial production such as automobiles, computers and electronics. The show covers categories including: metal cutting, cutting tools, 3D technology, metal forming, moulds, steel products, precision parts, automated manufacturing and robotics.

The 16th annual Shenzhen International Machinery Manufacturing Industry Exhibition (SIMM) is scheduled to be held March 30 to April 2, 2015. SIMM will cover over 110,000 sqm of exhibition space, showcasing over 1,200 local and international exhibitors and 3,600 precision machines.

Letter to shareholders 7

Outlook

In 2015, we will continue to focus on improving our competitive position with specialized vertical sector offerings that are built on an integrated combination of online and trade show services.

Looking further ahead, we are excited about our many future opportunities around China’s exports and domestic B2B market. We have a very strong balance sheet that enables us to explore various options for growth, an excellent set of products and services, and a large and influential customer base.

Finally, I want to thank Spenser Au, our Chief Executive Officer, our Board of Directors, and all of our team members for their many invaluable contributions. I especially also want to thank all of our customers for choosing Global Sources, and all of our shareholders for your continued support.

Sincerely,

Merle A. Hinrich
Executive Chairman
April, 2015

8 Letter to shareholders

Management

Merle A. Hinrich, Executive Chairman

Mr. Hinrich has been a director since April 2000 and is currently our Executive Chairman. He was our Chief Executive Officer from April 2000 to August 2011. A co-founder of the business, he was the principal executive officer of our predecessor company, Trade Media Holdings Limited, a Cayman Islands corporation wholly owned by us (“Trade Media”), from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrich was chairman of the ASM Group, which included Trade Media. Mr. Hinrich is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrich graduated from the University of Nebraska and the Thunderbird School of Global Management (“Thunderbird”). Mr. Hinrich is a member of Tsinghua University International Advisory Board for China’s first-ever English-language Global Business Journalism program and an advisor to the Hong Kong Baptist University. After 22 years of service, he retired from the board of trustees of Thunderbird. He is a board member of the Economic Strategy Institute in Washington, D.C., co-founder and former chairman of The Society of Hong Kong Publishers, and the chairman of the council of members of the Hinrich Foundation. He is also an investment Promotion Ambassador with Invest Hong Kong. His term as director expires in 2015.

Spenser Au, Chief Executive Officer

Mr. Au was appointed as our Chief Executive Officer in August, 2011. Mr. Au first became a team member in 1978 as an account executive for Asian Sources Electronics magazine. The positions through which he advanced to senior management included regional sales manager in 1988, associate publisher in 1991, publisher in 1992 and president of Asian Sales in 1999. Mr. Au has a deep knowledge of Greater China and other markets where the company operates. Mr. Au received a Diploma in Business Management in 1977 from the Hong Kong Baptist University.

Brent Barnes, Chief Operating Officer

Mr. Barnes was appointed as our chief operating officer in January 2012. Mr. Barnes is responsible for the company’s worldwide operations, including community development, content development, trade show operations, human resources and administration. Mr. Barnes began his career handling operations for a group of lobbyists in Austin, Texas. Later, he moved to Mexico City, where he designed and delivered executive training programs for various multinational companies. Upon completion of his MBA, Mr. Barnes spent a year working as a Market Analyst for Global Sources in Phoenix, Arizona before moving to Hong Kong to become Executive Assistant to the Chairman & CEO in June of 2000. Since 2003 he has spent time managing each of the core operational departments and assumed the role of General Manager of Content & Community Development in January 2010. Mr. Barnes holds a Bachelor of Arts degree from the University of Texas at Austin and an MBA from the Thunderbird School of Global Management.

Connie Lai, Chief Financial Officer

Ms. Lai was appointed as our Chief Financial Officer effective August 2010. Ms. Lai joined Global Sources in June 2007 as financial controller, Hong Kong & China. Prior to joining Global Sources, she was Chief Financial Officer and an Executive Director of HC International, Inc., a Hong Kong listed company. Earlier in her career, she spent over four years with PricewaterhouseCoopers (“PwC”) Hong Kong. Ms. Lai graduated from the Chinese University of Hong Kong with a bachelor’s degree in professional accountancy. She is also a Member of the Hong Kong Institute of Certified Public Accountants and a Fellow Member of the Association of Chartered Certified Accountants in the United Kingdom.

Peter Zapf, Chief Information Officer

Mr. Zapf was appointed as our Chief Information Officer in January 2012. Mr. Zapf began his career in software project management with the United States Air Force. He then joined Global Sources in Phoenix, Arizona, working on the development, sales and marketing of the company’s early software and e-commerce products. Later, he worked as a research analyst at Bear Stearns in New York, focusing on the business-to-business market, after which he joined Hong Kong-based AsiaCommerce, a startup incubator, as Chief Executive Officer. He rejoined Global Sources in 2001, and was Chief Operating Officer from January 2011 to December 2011. Mr. Zapf holds a BS in Electrical Engineering and Engineering and Public Policy from Carnegie Mellon University, an MS in Computer Science from Troy State University, and an MBA from Thunderbird, the American Graduate School of International Management.

Board of Directors

(Note: * indicates independent director)

Letter to shareholders 9

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2014

10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Global Sources Ltd. (the ‘Company’) and its subsidiaries at December 31, 2014, and December 31, 2013 and the results of their operations and their cash flows for each of the three years ended December 31, 2014 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting.

Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Singapore
April 7, 2015

11

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Online and other media services	$93,252	$104,629	$136,101
Exhibitions	97,017	85,636	88,782
Miscellaneous	7,943	7,257	6,857
	198,212	197,522	231,740
Operating Expenses:
Sales	60,805	61,958	80,354
Event production	25,080	24,403	26,250
Community and content	26,843	27,481	32,696
General and administrative	52,631	50,272	44,281
Information and technology	12,683	12,729	13,188
Total Operating Expenses	178,042	176,843	196,769
Profit on sale of property	-	15,410	-
Profit from Operations	20,170	36,089	34,971
Interest income	1,314	1,472	1,044
Interest expenses	(186)	-	-
Gain on sale of available-for-sale securities	11	64	-
Share of loss of associate	-	-	(24)
Impairment loss on investment in associate	-	-	(302)
Profit before income taxes	21,309	37,625	35,689
Income tax expense	(2,468)	(4,753)	(2,744)
Net profit	18,841	32,872	32,945
Net profit attributable to non-controlling interests	(511)	(137)	(739)
Net profit attributable to the Company’s shareholders	$18,330	$32,735	$32,206
Basic net profit per share attributable to the Company’s shareholders	$0.57	$0.95	$0.95
Shares used in basic net profit per share calculations	31,953,136	34,426,468	34,017,730
Diluted net profit per share attributable to the Company’s shareholders	$0.55	$0.91	$0.90
Shares used in diluted net profit per share calculations	33,482,371	36,068,326	35,742,495

The notes on pages 17 to 55 are an integral part of these consolidated financial statements.

12

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,
	2014	2013	2012
Net profit	$18,841	$32,872	$32,945
Other comprehensive income that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation	(2,832)	3,170	1,623
Financial assets, available-for-sale:
Fair value gains	141	61	52
Reclassification to income statements on disposal	(11)	(64)	-
Other comprehensive income/(loss) for the year, net of tax of $nil	(2,702)	3,167	1,675
Total comprehensive income for the year	16,139	36,039	34,620
Total comprehensive income attributable to the Company’s shareholders	15,657	35,806	33,812
Total comprehensive income attributable to non-controlling interests	482	233	808
Total comprehensive income for the year	$16,139	$36,039	$34,620

The notes on pages 17 to 55 are an integral part of these consolidated financial statements.

13

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at December 31,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$90,223	$137,359
Term deposits with banks	4,285	106
Financial assets, available-for-sale	3,952	6,367
Accounts receivables, net	2,269	3,122
Receivables from sales representatives	7,900	10,630
Inventories	154	266
Prepaid expenses and other current assets	17,027	18,544
	125,810	176,394
Non-current assets:
Property and equipment	63,519	49,701
Investment properties	85,546	89,615
Intangible assets	37,732	21,423
Long term investment	100	100
Deferred income tax assets	196	98
Other non-current assets	1,108	1,766
	188,201	162,703
Total assets	$314,011	$339,097

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,418	$8,779
Deferred income and customer prepayments	84,869	84,704
Accrued liabilities	19,100	19,166
Income taxes liabilities	3,848	2,635
	117,235	115,284
Non-current liabilities:
Accounts payable	889	-
Deferred income and customer prepayments	3,971	5,660
Deferred income tax liabilities	6,842	4,591
	11,702	10,251
Total liabilities	128,937	125,535

Commitments and contingencies (note 25 and 26)

Equity attributable to Company’s shareholders:
Common shares	529	525
Treasury shares	(200,089)	(150,089)
Other reserves	161,242	161,950
Retained earnings	209,924	191,594
Total Company shareholders’ equity	171,606	203,980
Non-controlling interests	13,468	9,582
Total equity	$185,074	$213,562
Total liabilities and equity	$314,011	$339,097

The notes on pages 17 to 55 are an integral part of these consolidated financial statements.

14

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Attributable to Company’s Shareholders
						Non-
	Common	Treasury	Other	Retained		controlling	Total
	shares	shares	reserves	earnings	Total	interests	equity
Balance at January 1, 2012	$518	$(150,089)	$152,591	$126,653	$129,673	$8,881	$138,554
Total comprehensive income for the year	-	-	1,606	32,206	33,812	808	34,620
Transaction with owners:
Fair value of non-controlling interest in business acquisition	-	-	-	-	-	3,006	3,006
Dividend issued by a subsidiary to non-controlling interest	-	-	-	-	-	(1,303)	(1,303)
Fair value of non-cash compensation expense	-	-	2,409	-	2,409	-	2,409
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	26	-	26	-	26
Issue of new shares	3	-	(3)	-	-	-	-
Balance at December 31, 2012	$521	$(150,089)	$156,629	$158,859	$165,920	$11,392	$177,312

Total comprehensive income for the year	-	-	3,071	32,735	35,806	233	36,039
Transaction with owners:
Dividend issued by subsidiaries to non-controlling interest	-	-	-	-	-	(2,043)	(2,043)
Fair value of non-cash compensation expense	-	-	2,170	-	2,170	-	2,170
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	84	-	84	-	84
Issue of new shares	4	-	(4)	-	-	-	-
Balance at December 31, 2013	$525	$(150,089)	$161,950	$191,594	$203,980	$9,582	$213,562

Total comprehensive income for the year	-	-	(2,673)	18,330	15,657	482	16,139
Transaction with owners:
Fair value of non-controlling interest in business acquisition	-	-	-	-	-	4,894	4,894
Dividend issued by a subsidiary to non-controlling interest	-	-	-	-	-	(1,490)	(1,490)
Fair value of non-cash compensation expense	-	-	1,857	-	1,857	-	1,857
Capitalization of intangible assets relating to share grants for non-compete agreements	-	-	112	-	112	-	112
Purchase of treasury shares	-	(50,000)	-	-	(50,000)	-	(50,000)
Issue of new shares	4	-	(4)	-	-	-	-
Balance at December 31, 2014	$529	$(200,089)	$161,242	$209,924	$171,606	$13,468	$185,074

The notes on pages 17 to 55 are an integral part of these consolidated financial statements.

15

GLOBAL SOURCES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year Ended December 31,
Cash flows from operating activities:	2014	2013	2012
Net Profit	$18,841	$32,872	$32,945
Adjustments for:
Income tax expense	2,468	4,753	2,744
Depreciation and amortization	13,061	9,029	9,112
(Profit) on sale of property and equipment and investment property	(41)	(15,410)	(6)
Gain on sale of available-for-sale securities	(11)	(64)	-
Interest income	(1,314)	(1,472)	(1,044)
Provision for impairment of receivables	166	30	229
Interest expense	186	-	-
Non-cash compensation expense	1,857	2,170	2,409
Equipment written off	40	65	48
Share of loss of associate	-	-	24
Impairment loss on investment in associate	-	-	302
Impairment of intangible assets	2,242	8,525	1,389
Net foreign exchange differences	76	(15)	(12)
Changes in working capital (excluding the effects of acquisition and exchange differences on consolidation):
Accounts receivable	687	1,106	264
Receivables from sales representatives	2,732	(2,880)	(1,251)
Inventories	112	144	(180)
Prepaid expenses and other current assets	1,549	(171)	2,528
Other non-current assets	657	990	(204)
Accounts payable	(1,921)	594	464
Accrued liabilities	(19)	(1,202)	2,337
Deferred income and customer prepayments	(5,977)	(3,299)	(18,142)
Cash generated from operations	35,391	35,765	33,956
Income tax paid	(3,120)	(4,710)	(2,679)
Net cash generated from operating activities	32,271	31,055	31,277
Cash flows from investing activities:
Acquisition of subsidiary, net of cash acquired	(9,019)	(4,387)	(11,359)
Additional investment in associate	-	-	(326)
Acquisition of intangible assets	(515)	-	-
Purchase of property and equipment and investment property	(18,154)	(27,047)	(1,371)
Proceeds from sale of property and equipment and
investment property, net of transaction costs	57	27,907	6
Placement of term deposits with banks	(6,098)	(1,762)	(5,012)
Proceeds from matured term deposits with banks	1,932	5,840	3,632
Purchase of available-for-sale financial assets	(2,640)	(63)	(12,611)
Proceeds from sale of available-for-sale securities	5,183	1,294	18,441
Interest received	1,247	1,472	1,004
Net cash (used in)/generated from investing activities	(28,007)	3,254	(7,596)
Cash flows from financing activities:
Additional investment in subsidiary by non-controlling shareholder	149	-	-
Dividend paid to non-controlling interests	(1,490)	(2,043)	(1,303)
Purchase of treasury shares	(50,000)	-	-
Net cash used in financing activities	(51,341)	(2,043)	(1,303)
Net (decrease)/increase in cash and cash equivalents	(47,077)	32,266	22,378
Cash and cash equivalents, beginning of the year	137,359	104,631	81,903
Effect of exchange rate changes on cash and cash equivalents	(59)	462	350
Cash and cash equivalents, end of the year	$90,223	$137,359	$104,631

The notes on pages 17 to 55 are an integral part of these consolidated financial statements.

16

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1.	General information

Global Sources Ltd. (the ‘Company’) and its subsidiaries’ (together ‘Group’) principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Group’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Group launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Group’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Group also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources/Global Sources Online and offers catalog services.

The Company was incorporated in Bermuda. The Company’s registered office address is Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

These financial statements were authorized for issue by the executive committee of the Board of Directors on April 7, 2015.

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1	Basis of preparation

The consolidated financial statements of Global Sources Ltd. have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) and International Financial Reporting Interpretations Committee (‘IFRIC’) interpretations as issued by the International Accounting Standards Board (‘IASB’).

The consolidated financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

New and amended standards adopted by the Group:

The following standards have been adopted by the Group for the first time from the financial year beginning on January 1, 2014:

·	Amendment to IAS 32, ‘Financial instruments: Presentation’ on offsetting financial assets and financial liabilities. This amendment clarifies that the right of set-off must not be contingent on a future event. It must also be legally enforceable for all counterparties in the normal course of business, as well as in the event of default, insolvency or bankruptcy. The amendment also considers settlement mechanisms. The adoption of this standard did not have a significant impact on the Group’s financial statements.

·	Amendments to IAS 36, ‘Impairment of assets’, on the recoverable amount disclosures for non-financial assets. This amendment removed certain disclosures of the recoverable amount of CGUs which had been included in IAS 36 by the issue of IFRS 13. The adoption of this standard did not have a significant impact on the Group’s financial statements.

17

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.2	Consolidation

The consolidated financial statements comprise the financial statements of the Company and its majority owned or otherwise controlled subsidiaries.

(a)	Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the consolidated income statement.

Investments in subsidiaries are accounted for at cost less impairment by the Company. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

(b)	Transactions with non-controlling interests

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control or significant influence, any retained interest in the entity is re-measured to its fair value, with the change in carrying amount recognized in the consolidated income statement.

(c)	Associate

Associates are all entities over which the Group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting. Under the equity method, the investment is initially recognized at cost, and the carrying amount is increased or decreased to recognize the investor’s share of the profit or loss of the investee after the date of acquisition. The Group’s investment in associates includes goodwill identified on acquisition. The Group’s share of post-acquisition profit or loss is recognized in the consolidated income statement, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income with a corresponding adjustment to the carrying amount of the investment.

The Group determines at each reporting date whether there is any objective evidence that the investment in the associate is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value and recognizes the amount adjacent to ‘share of loss of associate’, on the face of the consolidated income statement.

18

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.3	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to chief operating decision-maker, which is the Company’s Board of Directors. The chief operating decision maker assesses the Group’s performance and makes decisions about resources to be allocated to each segment.

2.4	Foreign currency translation

(a)	Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The Company’s functional currency is United States dollar (‘$’ or ‘USD’). The consolidated financial statements are presented in USD, which is the Group’s presentation currency.

(b)	Transactions and balances

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As at the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and translation of foreign currency denominated accounts are recognized in the consolidated income statement.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

(c)	Group companies

The financial statements of the subsidiaries reported in their respective local currencies are translated into USD for consolidation as follows:

(i)	assets and liabilities at the closing exchange rate as at the balance sheet date,

(ii)	shareholders’ equity at the historical rates of exchange,

(iii)	income and expense amounts at the average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions),

(iv)	all resulting translation differences are recorded in other comprehensive income and accumulated in ‘currency translation reserve’ within equity.

Goodwill and fair value adjustments arising on the acquisition of foreign operations on or after January 1, 2009 (the Group’s date of transition to IFRS) are treated as assets and liabilities of the foreign operations and translated at the closing rates at the reporting date.

2.5	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (note 2.8). Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated income statement during the year in which they are incurred.

19

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Depreciation on property and equipment is calculated on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period
or 50 years, whichever is shorter
Leasehold improvements	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths	2 years
Motor vehicles	5 years

No depreciation is recognized for freehold land and for capital work-in-progress.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

2.6	Investment properties

Investment properties include those portions of buildings that are held either to earn rental income or capital appreciation or both in the short to medium term. The portions of building and its associated land use rights are, together, classified as investment property if the components are not separable. Investment properties are initially recognized at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Depreciation is calculated using a straight line method to allocate the depreciable amounts over the estimated lives of 50 years or over the remaining lease period whichever is shorter. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

Transfers to, or from, investment properties are made when there is a change in the Company’s intention with respect to the use of the property.

2.7	Intangible assets

(a)	Goodwill

Goodwill on acquisition of subsidiaries on or after January 1, 2009 (the Group’s date of transition to IFRS) represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the net identifiable assets acquired. Goodwill on acquisition of subsidiaries is included in ‘intangible assets’. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b)	Trademarks

Trademarks acquired in a business combination are recognized at fair value at the acquisition date. Trademarks have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over their estimated useful lives of 6 to 14 years. The useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

20

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(c)	Contractual backlog and others

Contractual backlog and others acquired in a business combination mainly relates to customer relationships which are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship of 3 to 12 months.

(d)	Databases

The databases acquired are measured on initial recognition at cost being the fair value as at the date of acquisition. Following initial recognition, databases are carried at cost less any accumulated amortization and any accumulated impairment losses. Databases are amortized over a period of one year beginning on the date of acquisition. The amortization expense on databases is recognized in the consolidated income statement.

(e)	Non-compete agreements

Intangible assets relating to non-compete agreements with the Group’s former employees and consultants and to the former employees of third party service providers are recorded at fair values at the date the respective agreements are entered into and are carried at cost less accumulated amortization. Amortization is calculated using a straight-line basis over the non-compete period of 5 years. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset (note 2.15 (b)).

(f)	Computer software

Development costs that are directly attributable to the design and testing of identifiable and unique software products are recognized as intangible assets when the following criteria are met:

·	It is technically feasible to complete the software product so that it will be available for use;

·	Management intends to complete the software product and use or sell it;

·	There is an ability to use or sell the software product;

·	It can be demonstrated how the software product will generate probable future economic benefits;

·	Adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

·	The expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include fees paid to consultants for software development, the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred. Computer software development costs are amortized over their estimated useful lives, of 3 years. Costs associated with maintaining computer software are recognized as an expense as incurred.

2.8	Impairment of non-financial assets

Assets that have an indefinite useful life - for example, goodwill, are not subject to amortization and are tested at least annually for impairment or more frequently if events or changes in circumstances indicate a potential impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

21

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.9	Financial assets

2.9.1	Classification

The Group classifies its financial assets in the following categories: loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise ‘accounts receivables’, ‘receivables from sales representatives’, ‘term deposits with banks’, ‘cash and cash equivalents’ and assets other than ‘prepaid expenses’, ‘deferred expenses’ and ‘club memberships’ included in the ‘prepaid expenses and other current assets’ and ‘other non-current assets’ in the balance sheet.

(b)	Financial assets, available-for-sale

Financial assets, available-for-sale are non-derivatives that are either designated in this category or not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period.

2.9.2	Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date - the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables (note 2.9.3).

Changes in the fair value of available-for-sale securities are recognized in other comprehensive income and accumulated in ‘fair value reserve’ within equity.

When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement.

Interest on available-for-sale securities calculated using the effective interest method is recognized in the consolidated income statement.

Investments in equity instruments that do not have a quoted market price in an active market and whose fair values cannot be reliably measured are measured at cost less provision for impairment in value.

2.9.3	Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

22

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

·	significant financial difficulty of the issuer or obligor;

·	a breach of contract, such as a default or delinquency in interest or principal payments;

·	the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

·	it becomes probable that the borrower will enter bankruptcy or other financial reorganization;

·	the disappearance of an active market for that financial asset because of financial difficulties; or

·	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.

For loans and receivables, the Group estimates the collectability of the trade receivables based on the analysis of trade receivables, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate impairment allowance. The amount of allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the receivables is reduced through the use of an allowance account, and the amount of the loss is recognized in the consolidated income statement. When a receivable is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the consolidated income statement.

In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss - is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the consolidated income statement, the impairment loss is reversed through the consolidated income statement.

2.9.4	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.11	Cash and cash equivalents

In the consolidated statements of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less with insignificant risk of change in value.

23

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.12	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.13	Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.14	Employee benefits

(a)	Retirement contribution plans

Group companies operate a number of retirement contribution plans. The Group pays contributions to privately administered retirement contribution plans or government authorities on a mandatory, contractual or voluntary basis based on a percentage of each eligible employee’s salary. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans. Once the contributions have been paid, the Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due.

24

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

2.15	Non-cash compensation expenses

(a)	Share grants to employees and team members

The Group operates a number of equity-settled compensation plans, under which the Group receives services from employees, and consultants and employees of third party service providers (collectively known as ‘team members’) as consideration for equity instruments of the Group. The Group’s employee and team member equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The fair value of the employee or team member services received in exchange for the grant of the shares is recognized as an expense in the income statement with a corresponding increase in ‘capital reserve’ within equity.

Non-market vesting conditions are included in assumptions about the number of share grants that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the consolidated income statement, with a corresponding adjustment to equity.

The Group made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Group recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

(b)	Share grants for non-compete agreements

The Group issues share grants to former employees, and former consultants and the former employees of third party service providers when they resign or retire from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no other vesting condition other than the non-compete terms.

Where the Group has the ability to enforce the non-compete agreement and the grantees are entitled to the shares, an intangible asset is recognized in relation to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis (note 2.7 (e)).

2.16	Revenue recognition

The Group derives its revenue from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, and organizing exhibitions and business seminars.

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown excluding value added taxes, net of discounts and after eliminating sales within the Group. The Group presents the sales taxes imposed on revenue generating transactions on a gross basis in ‘sales costs’.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below.

Revenue from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine/report. Magazine subscriptions received in advance are deferred and recognized as

25

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Group allocates the total consideration to each unit of accounting based on its relative percentage of the total fair value of all units of accounting included in the arrangement. Where the Group is unable to determine the fair value of each of the unit in an arrangement, total consideration is allocated by estimating the stand-alone selling price for one performance obligation if a directly observable price exists.

Barter transactions are recorded at the fair value of the merchandise or services received. Where the fair value of the merchandise or services received cannot be measured reliably, the revenue is measured at the fair value of the services rendered.

Rental income arising from operating leases on investment properties is recognized on a straight-line basis over the lease term. The aggregate costs of incentives provided to lessees are recognized as a reduction of rental income over the lease term on a straight-line basis.

Interest income is recognized using the effective interest method.

2.17	Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. The Group leases certain office facilities and exhibition venues under cancellable and non-cancellable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases (net of any incentives received from the lessor) are expensed on a straight-line basis over the life of the leases.

2.18	Advertising expenses

Advertising and promotion expenses are expensed as incurred.

2.19	Transactions with sales representatives

The Group utilizes sales representatives in various territories to promote the Group’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. Commission expenses are expensed as incurred. For online and other media services, the commission expense is incurred when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is incurred when the associated revenue is recognized, upon conclusion of the event.

These third party sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Group. Included in receivables from these sales representatives are amounts collected on behalf of the Group.

2.20	Accounts payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Accounts payable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.21	Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

26

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

3.	Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, fair value interest rate risk, and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out by a group of senior management personnel. This particular group identifies, evaluates and takes appropriate measures to alleviate financial risks in close co-operation with the Group’s operating units. The Board of Directors provide direction for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(a)	Market risk

(i)	Foreign exchange risk

The Group operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Chinese Renminbi (‘RMB’). Foreign currency risk arises from commercial transactions, recognized assets and liabilities and net investments in foreign operations. A majority of the Group’s contracts with customers that are denominated in foreign currencies are in RMB. The conversion of these contract proceeds to USD could result in losses and reflects the foreign exchange risk assumed by the Group between contract signing and the conversion of cash into USD. The Group also maintains a portion of its bank balances in RMB. The conversion of these bank balances to USD could result in foreign exchange losses.

The Group has not engaged in foreign currency hedging activities. Historically a majority (ranging between 98% to 99%) of the revenue is denominated in USD or is received in Hong Kong Dollar (‘HKD’), RMB or New Taiwan Dollar (‘TWD’). HKD is currently pegged to the USD. While RMB has been relatively stable historically and has strengthened during the past few years against the USD, RMB has weakened slightly against USD in 2014. TWD is also relatively stable against USD.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through identification of the specific risks and taking appropriate measures to alleviate the risk.

At December 31, 2014, if the RMB had weakened/strengthened by 2% (2013: 3%) against the USD with all other variables held constant, profit before tax for the year would have been $754 (2013: $2,909) lower/higher as a result of foreign currency losses/gains on translation of RMB denominated monetary assets and liabilities.

(ii)	Cash flow and fair value interest rate risk

The Group has no interest-bearing borrowings as at December 31, 2014 and 2013. The Group’s exposure to changes in market interest rates is mainly attributable to its interest-bearing assets including term deposits with banks, available-for-sale financial assets and cash and cash equivalents. As at December 31, 2014 and December 31, 2013, the term deposits with banks are all fixed interest rate instruments and the available-for-sale securities are highly liquid and are short term in nature. Therefore interest rate risk is considered to be insignificant.

(iii)	Credit risk

Credit risk arises from investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives.

27

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains impairment allowance where necessary.

The Group’s maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Bank deposits that are neither past due nor impaired are mainly deposits with banks with high credit-ratings assigned by international credit-rating agencies. Available-for-sale financial assets are highly liquid instruments maintained with reputable institutions. Accounts receivable and receivables from sales representatives that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(iv)	Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The Group invests its excess cash in term deposits with commercial banks, U.S. Treasury securities and available-for-sale securities to generate income from interest received as well as capital gains, while the funds are held to support its business.

Generally, the Group holds securities with specified maturity dates such as U.S. Treasury Bills to maturity. The Group does not engage in buying and selling of securities with the objective of generating profits on short-term differences in price or for other speculative purposes. Its objective is to invest to support the Group’s capital preservation strategy.

The Group’s financial liabilities which consist of accounts payable and accrued liabilities are due within 12 months, except $889 which are payable over next three years. The contractual undiscounted cash flows of current financial liabilities approximate their carrying amounts as the impact of discounting is not significant. The undiscounted cash flow of the non-current financial liabilities is $967 as at December 31, 2014.

(v)	Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may return capital to shareholders and issue new shares. Currently the Group has no external borrowings and is not subject to any externally imposed capital requirements. The Group defines the total equity as the capital of the Group.

(vi)	Fair value estimation

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

·	Level 1:	quoted prices (unadjusted) in active markets for identical assets or liabilities.

28

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

·	Level 2:	inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

·	Level 3:	inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s assets and liabilities that are measured at fair value.

	Level 1	Level 2	Level 3	Total
31 December 2014
Asset
Available-for-sale securities	$3,952	$-	$-	$3,952
Total asset	$3,952	$-	$-	$3,952
31 December 2013
Asset
Available-for-sale securities	$6,367	$-	$-	$6,367
Total asset	$6,367	$-	$-	$6,367
31 December 2014
Liability
Contingent consideration payable in a business combination	$-	$-	$3,414	$3,414
Total liability	$-	$-	$3,414	$3,414
31 December 2013
Liability
Contingent consideration payable in a business combination	$-	$-	$-	$-
Total liability	$-	$-	$-	$-

The following table presents the changes in level 3 instruments for the year ended 31 December 2014:

Opening balance
Acquisition of Topranch Limited	$3,309
Losses recognized in consolidated income statement	105
Closing balance	$3,414

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1. Instruments included in level 1 comprise primarily of available-for-sale financial assets.

The fair values of investment properties are disclosed under note 12 and the measurement of the contingent consideration is disclosed under note 28.

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

29

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(a)	Income Taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group-wide provision for income taxes and recognition of deferred tax assets. The Group has open tax assessments with tax authorities at the balance sheet date and there are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues (note 9) based on reasonable estimates of whether additional taxes will be due and recognizes deferred income tax assets (note 15) on carried forward tax losses to the extent there are sufficient estimated future taxable profits and/or taxable temporary differences against which the tax loss can be utilized. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax recognized in the period in which such determination is made.

(b)	Goodwill and Intangible assets

Upon acquisition, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis with any excess purchase consideration representing goodwill (note 28). Acquired intangible assets are capitalized and amortized systematically over their estimated useful lives (refer to note 2.7), subject to impairment review.

Amortization periods are selected based on assessment of the longevity of the brands, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks they face. The longevity of these assets is evidenced by their long established and well regarded brands, and their characteristically stable market condition. The Group has reviewed the useful life of intangible assets and determined that no changes to useful lives were required.

The carrying amounts of goodwill in each business are reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate a potential impairment in accordance to the accounting policy stated in note 2.8. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment.

An impairment review involves a comparison of the carrying value of the asset with the value in use based on management cash flow projections or fair value less cost to sell based on market comparable transactions or income approach. Key areas of judgment in estimating the recoverable amount of a CGU are the growth in cash flows over a five-year forecast period, the long term growth rate assumed thereafter and the discount rate applied to the forecast cash flows.

During the year ended December 31, 2014, the Group recorded a trademark impairment charge of $2,238 (2013: $3,542; 2012: nil) relating to the Haoji Group’s exhibition business. A detailed discussion on the events leading to the impairment charges is included in note 13. Goodwill relating to this business has been fully impaired in 2013. A sensitivity analysis has been performed for each Exhibition business based on changes in key assumptions considered to be reasonably possible by management. For all the Exhibition businesses, there will be no impact to the Group’s results after tax if the pre-tax discount rate and the revenue growth applied to the discounted cash flows for the acquired Exhibition business at December 31, 2014 is raised by 1% (2013: 1%) and decreased by 1% (2013: 1%), respectively, with all other variables including tax rate being held constant.

5.	Segment information

Management has determined the operating segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker (‘CODM’), which is the Company’s Board of Directors to assess the Group’s performance and to make decisions about resources to be allocated to each segment.

The Group considers the business from a services perspective. The reportable operating segments derive their revenue primarily from the online and other media services and from the exhibitions.

30

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Miscellaneous revenue consists mainly of technical services fee income and rental income. The results of these operations are included in the ‘all other segments’ column.

The CODM assesses the performance of the operating segments based on a measure of profit/loss from operations. This measurement basis excludes interest income. Other gains or losses comprising gain on sale of available-for-sale financial assets and impairment loss on available-for-sale financial assets are not allocated to segments, as this type of activity is driven by the treasury of the Group, which manages the cash position of the Group.

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2014 is as follows:

	Online and other media services	Exhibitions	All other segments	Total
Revenue from external customers	$93,252	$97,017	$7,943	$198,212
Reportable segment profit from operations	$16,030	$516	$3,624	$20,170
Depreciation and amortization	$1,797	$7,986	$3,278	$13,061
Impairment of intangible assets	$-	$2,242	$-	$2,242
Other material non-cash items:
Non-cash compensations expenses	$944	$913	$-	$1,857
Additions to property and equipment and intangible assets	$9,118	$34,933	$176	$44,227
Reportable segment assets	$88,449	$132,772	$92,790	$314,011

The segment information for the year ended December 31, 2013 is as follows:

	Online and other media services	Exhibitions	All other segments	Total
Revenue from external customers	$104,629	$85,636	$7,257	$197,522
Reportable segment profit/(loss) from operations	$20,244	$(2,455)	$2,890	$20,679
Depreciation and amortization	$2,541	$3,227	$3,261	$9,029
Impairment of intangible assets	$-	$8,525	$-	$8,525
Other material non-cash items:
Non-cash compensations expenses	$1,106	$1,064	$-	$2,170
Additions to property and equipment and intangible assets	$14,869	$12,170	$92	$27,131
Reportable segment assets	$115,310	$126,455	$97,332	$339,097

The segment information for the year ended December 31, 2012 is as follows:

	Online and other media services	Exhibitions	All other segments	Total
Revenue from external customers	$136,101	$88,782	$6,857	$231,740
Reportable segment profit from operations	$24,856	$7,331	$2,784	$34,971
Depreciation and amortization	$3,069	$3,037	$3,006	$9,112
Impairment of intangible assets	$1,389	$-	$-	$1,389
Other material non-cash items:
Non-cash compensations expenses	$1,412	$997	$-	$2,409
Additions to property and equipment and intangible assets	$1,120	$25,910	$42	$27,072
Reportable segment assets	$98,896	$110,169	$102,104	$311,169

31

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The revenue from external parties reported to the CODM is measured in a manner consistent with that in the consolidated income statement.

Revenue from barter transactions was $3,104, $4,725 and $3,252 for the years ended December 31, 2014, 2013 and 2012, respectively. Similarly, the expenses from barter transactions were $3,940, $5,078 and $5,984 for the years ended December 31, 2014, 2013 and 2012, respectively.

The amounts provided to the CODM with respect to total assets are measured in a manner consistent with that of the consolidated financial statements. These assets are allocated based on the operations of the segment. For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors the total assets attributable to each segment.

A reconciliation of the reportable segment profit from operations to profit before income taxes is provided as follows:

	2014	2013	2012
Total profit from operations for reportable segments	$20,170	$20,679	$34,971
Unallocated amounts:
Profit on sale of property	-	15,410	-
Interest income	1,314	1,472	1,044
Interest expenses	(186)	-	-
Share of loss of associate	-	-	(24)
Gain on sale of available-for-sale securities	11	64	-
Impairment loss on investment in associate	-	-	(302)
Profit before income taxes	$21,309	$37,625	$35,689

Revenue from external customers is derived mainly from online and other media services and from the exhibitions. The online and other media services comprise online services and print services.

Breakdown of the revenue from all services is as follows:

Revenues

	2014	2013	2012
Online services	$81,873	$91,422	$119,011
Print services	11,379	13,207	17,090
Exhibitions	97,017	85,636	88,782
Miscellaneous	7,943	7,257	6,857
	$198,212	$197,522	$231,740

Miscellaneous income includes rental income for the year ended December 31, 2014, 2013 and 2012 of $6,780, $6,083 and $5,795, respectively.

Geographic information

Revenue by geographic locations is based on the location of the customer. Segment assets are based on the location of the assets. Non-current assets exclude investments and deferred income tax assets. There are no revenue and assets generated from or located in Bermuda.

32

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Revenues

	2014	2013	2012
China	$166,356	$163,107	$189,648
Rest of Asia	27,068	29,891	35,603
United States	4,334	4,031	5,706
Europe	385	365	531
Others	69	128	252
	$198,212	$197,522	$231,740

	December 31,	December 31,
Non-current assets	2014	2013

China and rest of Asia	$187,905	$162,505
	$187,905	$162,505

There is no revenue derived from transactions with a single external customer that amounted to 10% or more of the Group’s revenue (2013: nil and 2012: nil).

6.	Interest income

	2014	2013	2012
Interest income
Treasury bills and balances with banks	$92	$58	$59
Term deposits with banks	1,222	1,414	979
Available-for-sale financial assets	-	-	6
	$1,314	$1,472	$1,044

7.	Expenses by nature

	2014	2013	2012
Depreciation of property and equipment (note 11)	$3,368	$3,507	$4,186
Depreciation of investment property (note 12)	2,197	2,287	1,804
Amortization of intangible assets (note 13)	7,496	3,235	3,122
Total depreciation and amortization	$13,061	$9,029	$9,112
Employee benefit expenses (note 8)	30,623	29,764	29,742
Rental expense on operating leases	13,861	13,786	14,844
Content, community, marketing and administrative service fees	33,494	33,427	42,389
Advertising costs	9,903	10,458	12,352
Sales commissions	42,058	43,217	45,360
Business tax	1,411	2,263	9,719
Legal and professional fees	1,223	1,335	1,716
Magazine, printing and mailing	1,672	2,132	3,377
Materials and supplies	11,879	11,494	12,607
Impairment of intangible assets (note 13)	2,242	8,525	1,389
Exchange loss/(gain)	2,586	(1,448)	(61)
Other expenses	14,029	12,861	14,223
Total operating expenses	$178,042	$176,843	$196,769

33

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The general and administrative expenses in the consolidated income statement consist of:

	2014	2013	2012
Amortization of intangible assets	$7,496	$3,235	$3,122
Impairment of intangible assets	2,242	8,525	1,389
Exchange loss/(gain)	2,586	(1,448)	(61)
Other general and administrative expenses	40,307	39,960	39,831
	$52,631	$50,272	$44,281

8.	Employee benefit expenses

	2014	2013	2012
Wages and salaries	$26,527	$24,548	$25,371
Retirement contribution plans	1,737	2,235	1,649
Non-cash compensation expenses	1,431	1,910	1,732
Other employee’s benefits	928	1,071	990
	$30,623	$29,764	$29,742

9.	Income tax expense

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as ‘Cayman Islands’). Some of the Company’s subsidiaries operate in Hong Kong Special Administrative Region, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Group is also subject to withholding taxes for revenues earned in certain other countries.

The Company received an exemption from Bermuda taxation under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda until March 31, 2035. The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Group did not utilize these tax holidays as at December 31, 2014 and December 31, 2013, as there were no taxable profits.

Income tax expense for the year consists of:

	2014	2013	2012
Current tax:
Current foreign tax on profits for the year	$4,430	$6,106	$3,181
Total current tax	$4,430	$6,106	$3,181

Deferred foreign tax benefit (note 15)	(1,962)	(1,353)	(437)
Income tax expense	$2,468	$4,753	$2,744

The tax on the Group’s profit before income taxes differs from the theoretical amount that would arise using the statutory income tax rate of 0% as follows:

	2014	2013	2012

Profit/(loss) before income taxes	$21,309	$37,625	$35,689
Tax calculated at statutory income tax rate of 0% (2013: 0%; 2012: 0%)	-	-	-
Tax effect of:
Foreign income and revenues taxed at higher rates	2,468	4,753	2,744
Income tax expense	$2,468	$4,753	$2,744

34

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are certain open tax assessments as at December 31, 2014. The tax returns of the Company’s subsidiaries remain open to assessment in the following major tax jurisdictions: Hong Kong SAR - for the financial years from 2013 to 2014, Singapore - for the financial years from 2013 to 2014 and the People’s Republic of China - for the financial years from 2010 to 2014. The Group’s estimates of income tax expenses and liabilities of each year end include management judgment about the eventual outcome of the reviews of open years based on the latest information available about the positions taken by each tax authority.

10.	Earnings per share

(a)	Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

	2014	2013	2012

Profit attributable to equity holders of the Company	$18,330	$32,735	$32,206
Weighted average number of ordinary shares in issue	31,953,136	34,426,468	34,017,730
Basic earnings per share ($ per share)	$0.57	$0.95	$0.95

(b)	Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume the effects of all dilutive potential ordinary shares. The dilutive potential ordinary shares of the Company consist of share grants.

For share grants, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the outstanding share grants. The number of shares so calculated is compared against the number of shares that would have been issued assuming the exercise of the shares granted. The difference is added to the denominator as an issue of ordinary share for no consideration. No adjustment is made to earnings (the numerator).

	2014	2013	2012

Profit attributable to equity holders of the Company	$18,330	$32,735	$32,206

Weighted average number of ordinary shares in issue	31,953,136	34,426,468	34,017,730
Adjustments for share grants	1,529,235	1,641,858	1,724,765
Weighted average number of ordinary shares for diluted earnings per share	33,482,371	36,068,326	35,742,495

Diluted earnings per share ($ per share)	$0.55	$0.91	$0.90

35

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

11.	Property and Equipment

				Computer
				equipment,
				software, fixtures,
				fittings and office
	Freehold		Leasehold	equipment and reusable trade	Motor	Capital work-in-
Year ended December 31, 2014	Land	Buildings	improvements	show booths	vehicles	progress	Total
Cost
Opening balance	$-	$47,785	$12,015	$35,011	$376	$64	$95,251
Exchange differences	(539)	(418)	(279)	(964)	(3)	(5)	(2,208)
Additions	10,546	3,218	2,071	2,053	208	58	18,154
Business acquisition	-	-	74	94	27	-	195
Disposals and write-off	-	-	(125)	(2,491)	(212)	-	(2,828)
Total Cost	$10,007	$50,585	$13,756	$33,703	$396	$117	$108,564

Year ended December 31, 2014
Accumulated Depreciation
Opening balance	$-	$2,894	$8,809	$33,558	$289	$-	$45,550
Exchange differences	-	(19)	(152)	(928)	(2)	-	(1,101)
Additions	-	1,082	1,146	1,063	77	-	3,368
Disposals and write-off	-	-	(125)	(2,452)	(195)	-	(2,772)
Total accumulated depreciation	$-	$3,957	$9,678	$31,241	$169	$-	$45,045
Net book amount	$10,007	$46,628	$4,078	$2,462	$227	$117	$63,519

			Computer
			equipment, software,
			fixtures,
			fittings and office equipment and		Capital
		Leasehold	reusable trade show	Motor	work-in-
	Buildings	improvements	booths	vehicles	progress	Total
Year ended December 31, 2013
Cost
Opening balance	$27,972	$15,179	$36,439	$373	$2	$79,965
Exchange differences	316	(30)	(631)	3	-	(342)
Additions	24,619	1,628	738	-	62	27,047
Disposals and write-off	(5,122)	(4,762)	(1,535)	-	-	(11,419)
Total Cost	$47,785	$12,015	$35,011	$376	$64	$95,251

Year ended December 31, 2013
Accumulated Depreciation
Opening balance	$2,521	$12,612	$34,167	$223	$-	$49,523
Exchange differences	13	(56)	(625)	1	-	(667)
Additions	974	923	1,545	65	-	3,507
Disposals and write-off	(614)	(4,670)	(1,529)	-	-	(6,813)
Total accumulated depreciation	$2,894	$8,809	$33,558	$289	$-	$45,550
Net book amount	$44,891	$3,206	$1,453	$87	$64	$49,701

Shenzhen International Chamber of Commerce Tower

In 2004, the Group entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building is depreciated on a straight-line basis over the remaining lease term.

36

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In 2008, the Group purchased approximately 6,365 square meters of office space in the abovementioned commercial building in Shenzhen, China. Depreciation of the property commenced during the year 2008. This building is depreciated on a straight-line basis over the remaining lease term.

Southmark

In 2008, the Group purchased approximately 22,874 square feet of office space, together with six car parking spaces, in a commercial building in Hong Kong S.A.R.. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and the building is being depreciated on a straight-line basis over the remaining lease term.

In 2013, the Group sold 9,431 square feet of the property and three car parking spaces and recorded a profit on sale of property of $4,457 resulting from this transaction.

City Point

In 2011, the Group purchased approximately 6,668 square meters of office space in Shanghai. The lease period of the land is 50 years, commencing from year 2006. Depreciation of the property commenced during the year 2011, and the building is being depreciated on a straight-line basis over the remaining lease term.

Vita Tower

In 2013, the Group purchased approximately 36,822 square feet of office space in a commercial building situated in Hong Kong S.A.R. The building is situated on land with a lease period of 75 years expiring in 2023, which is renewable for a further 75 years. Depreciation of the property commenced during the year 2013 and the building is being depreciated on a straight-line basis over 50 years.

One Sims Lane

In 2014, the Group purchased approximately 22,496 square feet of office space together with appurtenant roof top accessory lots in a commercial building situated in Singapore. The building is situated on freehold land. There is no depreciation on the land portion of the property. The depreciation on the building portion of the property commenced during the year 2014 and the building portion is being depreciated on a straight-line basis over 50 years.

The carrying amounts of the land and buildings classified as property and equipment, as at December 31, 2014 and December 31, 2013 were as follows:

	Carrying	Carrying
	amount as at	amount as at
	December 31,	December 31,
Property	2014	2013

Shenzhen International Chamber of Commerce Tower	$3,834	$3,938
Southmark	$6,019	$6,204
City Point	$10,046	$10,541
Vita Tower	$23,717	$24,208
One Sims Lane	$13,019	$-
	$56,635	$44,891

37

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

In 2013, the Group sold their property in Excellence Times Square, Shenzhen, China and recorded a profit on sale of property of $10,953 and related taxes of $2,286 resulting from this transaction.

The fair values of properties are determined with the assistance of independent licensed appraisers who have appropriate recognized qualifications and experience to carry out such an exercise. The fair value is based on market values, being the estimated amount for which a property can be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction.

The total carrying amount of the investment properties (note 12) and freehold land and buildings under property and equipment as at December 31, 2014 and December 31, 2013 were $142,181 and $134,506 respectively. The total fair value of these properties as at December 31, 2014 and December 31, 2013 were $242,517 and $229,437 respectively. The fair values of the properties in Hong Kong S.A.R. and China, as at December 31, 2014 and December 31, 2013 were determined by Savills Valuation and Professional Services Limited, Hong Kong and the fair value of the property in Singapore as at December 31, 2014 was determined by Savills Valuation and Professional Services (S) Pte Ltd., using internationally accepted valuation methods.

12.	Investment properties

	2014	2013
Cost
Opening balance	$99,626	$106,148
Exchange differences	(2,059)	2,684
Disposals and write-off	-	(9,206)
Total cost	$97,567	$99,626

Accumulated Depreciation
Opening balance	10,011	8,771
Exchange differences	(187)	203
Additions	2,197	2,287
Disposals and write-off	-	(1,250)
Total accumulated depreciation	$12,021	$10,011
Net book amount	$85,546	$89,615

The information of the properties is detailed in Note 11.

In the case when investment property forms part of a larger property unit, it is distinguished by management on the basis of the area which it occupies in the total area of the property unit. The fair value attributable to investment properties determined based on the properties’ highest and best use as at December 31, 2014 was $159,176 (2013: $161,206).

The table below analyses the fair values of investment properties, by valuation method. The different levels have been defined as follows:

· Level 1:	quoted prices (unadjusted) in active markets for identical assets or liabilities.

· Level 2:	inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

· Level 3:	inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

38

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The following table presents the Group’s investment properties at fair value.

	At 31 December 2014
	Level 1	Level 2	Level 3	Total
Asset
Investment properties	$-	$-	$159,176	$159,176
Total asset	$-	$-	$159,176	$159,176

	At 31 December 2013
	Level 1	Level 2	Level 3	Total
Asset
Investment properties	$-	$-	$161,206	$161,206
Total asset	$-	$-	$161,206	$161,206

Level 3 fair values of investment properties have been derived using the income capitalization approach whereby the rental incomes from rental contract for remaining rental periods are capitalized, taking into account the changes in market rents after the expiry of the contracts. The most significant input into this valuation approach is rental yield per square foot.

The rental income from investment properties for the year ended December 31, 2014, 2013 and 2012 was $6,565, $5,972 and $5,663, respectively.

Direct operating expenses for investment properties, which generated rental income for the year ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Insurance	$61	$70	$60
Property tax/services fee	712	785	751
Building maintenance	36	37	49
Business tax	232	214	208
Depreciation	2,197	2,287	1,804
Total expenses	$3,238	$3,393	$2,872

As at December 31, 2014, the contractual obligations relating to the investment property for maintenance was $26.

As at December 31, 2013, the contractual obligations relating to the investment property for renovation and maintenance were $77 and $38 respectively.

As at December 31, 2012, there were no material contractual obligations relating to the investment property for renovation, repairs, maintenance.

39

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

13.	Intangible Assets

		Contractual	Non-
		backlog and	compete		Computer
Year ended December 31, 2014	Trademarks	others	agreements	Goodwill	software	Database	Total
Cost
Opening balance	$26,638	$-	$3,148	$9,488	$-	$263	$39,537
Exchange differences	-	-	-	-	(27)	-	(27)
Additions	13,988	2,474	112	8,984	515	-	26,073
Write-off	-	(2,474)	(1,502)	-	-	(263)	(4,239)
Total cost	$40,626	$-	$1,758	$18,472	$488	$-	$61,344

Year ended December 31, 2014
Accumulated amortization and impairment
Opening balance	$8,414	$-	$2,446	$6,991	$-	$263	$18,114
Exchange differences	-	-	-	-	(1)	-	(1)
Additions	4,408	2,474	594	-	20	-	7,496
Impairment charge	2,238	-	4	-	-	-	2,242
Write-off	-	(2,474)	(1,502)	-	-	(263)	(4,239)
Total accumulated amortization and impairment	$15,060	$-	$1,542	$6,991	$19	$-	$23,612
Net book amount	$25,566	$-	$216	$11,481	$469	$-	$37,732

Year ended December 31, 2013
Cost
Opening balance	$26,638	$-	$3,523	$9,488	$-	$300	$39,949
Additions	-	-	84	-	-	-	84
Write-off	-	-	(459)	-	-	(37)	(496)
Total cost	$26,638	$-	$3,148	$9,488	$-	$263	$39,537

Year ended December 31, 2013
Accumulated amortization and impairment
Opening balance	$2,548	$-	$2,154	$2,011	$-	$100	$6,813
Additions	2,324	-	748	-	-	163	3,235
Impairment charge	3,542	-	3	4,980	-	-	8,525
Write-off	-	-	(459)	-	-	-	(459)
Total accumulated amortization and impairment	$8,414	$-	$2,446	$6,991	$-	$263	$18,114
Net book amount	$18,224	$-	$702	$2,497	$-	$-	$21,423

The Group has recognized intangible assets relating to non-compete agreements with its former employees and former team members at fair values as discussed in note 2.15 (b) and note 21. The Group amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award. Included in additions to trademarks and contractual backlog and others are assets acquired in business combination discussed note 28.

The amortization expense was included under general and administration expenses in the consolidated income statements.

Impairment test for goodwill/trademarks:

Goodwill is allocated to the Group’s cash-generating units (‘CGUs’) identified according to operating segments. An operating segment-level summary of the goodwill allocation is:

	December 31, 2014	December 31, 2013
Exhibitions, eMedia South China Limited	$2,497	$2,497
Exhibitions, Topranch Limited	8,984	-
Net book amount	$11,481	$2,497

40

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The recoverable amount of CGU has been determined based on value-in-use calculations. These calculations use cash flow projections by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The growth rate did not exceed the long-term average growth rate for the business in which the CGU operates.

Exhibitions, Shenzhen PRC:

Key assumptions used for value-in-use calculations in 2014 and 2013 are as follows:

eMedia South China Limited

•     Revenue growth rate of average 1% (2013: 2%)

•     Pre-tax discount rate of 22% (2013: 22%) applied to the pre-tax cash flow projections

•     Growth rate beyond five years of 1.5% (2013: 1.5%)

These above assumptions have been used for the analysis of the CGU within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segment.

There was no impairment to goodwill for eMedia South China Limited at December 31, 2014 and December 31, 2013. In addition, there were no indicators of impairment for the trademark relating to eMedia South China Limited at December 31, 2014. The Group also re-assessed the useful lives of the trademarks and determined that no change in the useful lives was required in 2014.

Topranch Limited:

•     Revenue growth of average 5%

•     Pre-tax discount rate of 21% applied to the pre-tax cash flow projections

•     Growth rate beyond five years of 1.5%

These above assumptions have been used for the analysis of the CGU within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segment.

There was no impairment to goodwill for Topranch Limited at December 31, 2014. In addition, there were no indicators of impairment for the trademark relating to Topranch Limited at December 31, 2014. The Group also re-assessed the useful lives of the trademarks and determined that no change in the useful lives was required in 2014.

Haoji Group:

Due to continuing decline in economic climate in China especially in high fashion industry section and other factors, the Group noted a decline in booth sales for the 2014 event. Accordingly, management performed an impairment review of the Haoji Group CGU as at June 30, 2014. This review revealed a slow sales trend and a shortfall in the future cash flows to support the recoverability of the carrying value of the Haoji Group exhibition business. The cash flow projections used by management cover a five year period. Cashflows beyond the five year period are computed using estimated growth rates. Based on the review, the Group recorded a total impairment of $2,238 (2013: $3,542; 2012: nil) to trademark in the consolidated income statement for year ended December 31, 2014. The goodwill of $4,980 relating to Haoji Group business was fully impaired as at December 31, 2013. The Group also re-assessed the useful lives of the trademark and determined that no change in the useful life was required in 2014.

41

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Key assumptions used for value-in-use calculation in 2014 and 2013 are as follows:

•     Revenue growth of average 12% (2013: 16%).

•     Pre-tax discount rate of 21% (2013: 22%) applied to the pre-tax cash flow projections

•     Growth rate beyond five years of 1.5% (2013: 1.5%)

Management determined revenue growth rates based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segment.

Online and other media business, EDN:

During the year ended December 31, 2012, the Group recorded impairment of $1,355 to goodwill due to more than anticipated softening of the print advertising business. The goodwill relating to EDN business was $nil as at December 31, 2012.

14.	Financial assets, available-for-sale and long term investments

(a)	Financial assets, available-for-sale	2014	2013

	At January 1	$6,367	$7,472
	Purchases during the year	2,640	63
	Disposals	(5,183)	(1,294)
	Exchange differences	(13)	65
	Fair value gains recognized in other comprehensive income	141	61
	At December 31	$3,952	$6,367

Financial assets, available-for-sale include the followings:	December 31, 2014	December 31, 2013
Listed securities:
Quoted money market debt instruments	$3,952	$6,367
	$3,952	$6,367

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as available for sale.

None of these financial assets are either past due or impaired (2013: nil).

(b)	Long term investment

As at December 31, 2014 and December 31, 2013, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20%, the Company does not have the ability to exercise significant influence over the investee and the fair value cannot be reliably measured. The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

(c)	Associate

In 2012, the Group subscribed to an approximate 10% of equity interest in Shooii Limited, an Australian start-up company, which operated an online retail platform for footwear for approximately $326. The

42

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Group has the ability to exercise significant influence over Shooii Limited by virtue of their representation on the Board of Directors. During 2012, management carried out an impairment assessment and determined that this investment has been fully impaired as Shooii Limited suffered severe cash flow problems and all their attempts to find new sources of financing failed, resulting in Shooii Limited going under official administration and facing a prospect of being liquidated. The Group recorded an impairment loss relating to this investment of $302 under ’Impairment loss on investment in associate’ in the consolidated income statement for 2012.

15.	Deferred tax

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheets as follows:

	December 31, 2014	December 31, 2013
Deferred tax assets:
Deferred tax asset to be recovered after more than 12 months	$8	$4
Deferred tax assets to be recovered within 12 months	188	94
	$196	$98
Deferred tax liabilities:
Deferred tax liabilities to be settled after more than 12 months	$5,340	$3,787
Deferred tax liabilities to be settled within 12 months	1,502	804
	$6,842	$4,591

The gross movement on the deferred income tax account is as follows:	December 31, 2014	December 31, 2013
At January 1	$(4,493)	$(5,846)
Credited to the consolidated income statement	1,962	1,353
Acquisition of business	(4,115)	-
At December 31	$(6,646)	$(4,493)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Provisions and expenses	Tax losses	Other	Total
Deferred tax assets
At January 1, 2012	$370	$13	$39	$422
(Charged)/credited to the consolidated income statement	(183)	(13)	18	(178)
At December 31, 2012	$187	$-	$57	$244

Charged to the consolidated income statement	(89)	-	(57)	(146)
At December 31, 2013	$98	$-	$-	$98

(Charged)/credited to the consolidated income statement	(90)	428	-	338
At December 31, 2014	$8	$428	$-	$436

43

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

		Withholding	Fair value
	Accelerated	tax on	adjustments on
	tax	unremitted	acquisition of
	depreciation	profits	business	Total
Deferred tax liabilities
At January 1, 2012	$158	$-	$1,449	$1,607
Acquisition of business	-	-	5,098	5,098
Credited to the consolidated income statement	(58)	-	(557)	(615)
At December 31, 2012	$100	$-	$5,990	$6,090

Credited to the consolidated income statement	(40)	-	(1,459)	(1,499)
At December 31, 2013	$60	$-	$4,531	$4,591

Acquisition of business	-	-	4,115	4,115
Charged/(credited) to the consolidated income statement	203	445	(2,272)	(1,624)
At December 31, 2014	$263	$445	$6,374	$7,082

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable. The Group did not recognize deferred income tax assets of $9,552 (December 31 2013: $9,117) in respect of losses amounting to $33,958 (December 31, 2013: $32,058) that can be carried forward against future taxable income. Losses amounting to $29,940 (December 31, 2013: $28,171) expire by 2023, and the remaining losses have no expiry date. In 2014, $nil (2013: $7,721) of previously unrecognized losses were utilized in relation to the taxable profits arising from the sale of investment properties in note 12.

16.	Prepaid expenses and other current assets

	December 31, 2014	December 31, 2013
Non-current portion:
Club memberships	$216	$216
Deferred expenses – exhibition (ii)	717	1,218
Rental, utility and other deposits	175	332
	$1,108	$1,766
Current portion:
Unsecured employee loans (i)	$30	$19
Prepaid expenses	1,434	1,542
Deferred expenses (ii)	14,478	14,016
Other current assets	1,085	2,967
	$17,027	$18,544

(i)	The loans for the lease of residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months.

There were no loans due from the Company’s directors and executive officers as at December 31, 2014 and December 31, 2013.

(ii)	Deferred expenses relate to deferred commission expenses and direct event production costs for exhibition events to be held in future periods.

44

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The fair value of club membership, employee loans and other receivables at the reporting date approximates its carrying value of each asset mentioned above.

17.	Inventories

	December 31, 2014	December 31, 2013

Stock of paper, at cost	$154	$266
	$154	$266

The cost of inventories recognized as expense and included in community and content amounted to $305 and $468 for the years ended December 31, 2014 and 2013, respectively.

18.	Accounts receivable and receivables from sales representatives

	December 31, 2014	December 31, 2013

Accounts receivables	$2,560	$3,598
Less: provision for impairment of accounts receivables	(291)	(476)
Accounts receivable – net	2,269	3,122
Receivables from sales representatives	7,900	10,630
	$10,169	$13,752

The fair values of accounts receivable and receivables from sales representatives are as follows:

	December 31, 2014	December 31, 2013

Accounts receivable	$2,269	$3,122
Receivables from sales representatives	7,900	10,630
	$10,169	$13,752

As at December 31, 2014 and December 31, 2013, receivables from sales representatives of $7,900 and $10,630, respectively, were neither past due nor impaired. The receivables from sale representatives represent cash receipts from the Group’s customers, net of commissions and fees payable, and which are collected by the independent sales representatives on behalf of the Group. These cash receipts are banked into designated bank accounts owned by the independent sales representatives in China. For credit risk management purposes, the Group’s employees are the only authorized signatories for the withdrawal of cash from these bank accounts. The majority of these independent sales representatives have long standing relationships with the Group, and for whom there is no recent history of default.

As at December 31, 2014 and December 31, 2013 accounts receivable of $2,269 and $3,122, respectively were past due but not impaired. The aging analysis of these accounts receivable is as follows:

	December 31, 2014	December 31, 2013

Up to 3 months	$1,772	$2,420
3 to 6 months	434	468
Over 6 months	63	234
	$2,269	$3,122

45

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

As at December 31, 2014 and December 31, 2013, the gross trade receivable of $291 and $476, respectively, were impaired and provided for. The individually impaired receivable mainly relate to certain customers for online and other media services, which are in unexpectedly difficult economic situations.

The aging of these accounts receivable is as follows:

	December 31, 2014	December 31, 2013

Up to 3 months	$81	$116
3 to 6 months	99	109
Over 6 months	111	251
	$291	$476

Movements on the Group’s provision for impairment of accounts receivable are as follows:

	December 31, 2014	December 31, 2013

At January 1	$476	$532
Provision for receivable impairment	166	30
Receivables written off during the year as uncollectible	(351)	(86)
At December 31	$291	$476

The creation and release of provision for impaired receivables have been included in sales costs in the consolidated income statements. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

19.	Cash, bank balances, term deposits with banks and financial assets, available-for-sale

	December 31, 2014	December 31, 2013

Cash at bank and on hand	$33,231	$26,070
U.S. Treasury securities with original maturities of less than three months	-	13,246
Term deposits with original maturities of three months or less	56,992	98,043
Cash and cash equivalents	90,223	137,359

Quoted money market debt instruments	3,952	6,367
Financial assets available-for-sale	3,952	6,367
Term deposits with original maturities of over three months	4,285	106

Total	$98,460	$143,832

46

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

20.	Share capital and treasury shares

	Number of common shares		Amount
	Issued share capital	Treasury shares	Issued share capital	Treasury shares	Share premium

At January 1, 2012	51,789,948	(17,996,000)	$518	$(150,089)	$39,985

Issuance of common shares under Equity Compensation Plans	275,415	-	3	-	-

At December 31, 2012	52,065,363	(17,996,000)	$521	$(150,089)	$39,985

Issuance of common shares under Equity Compensation Plans	416,408	-	4	-	-

At December 31, 2013	52,481,771	(17,996,000)	$525	$(150,089)	$39,985

Issuance of common shares under Equity Compensation Plans	420,456	-	4	-	-
Common shares	-	(5,000,000)	-	(50,000)	-

At December 31, 2014	52,902,227	(22,996,000)	$529	$(200,089)	$39,985

The authorized share capital of the Company as at December 31, 2014 and December 31, 2013 is 75,000,000 common shares of $0.01 par value. As at December 31, 2014 and December 31, 2013, the Company has 29,906,227 and 34,485,771 common shares outstanding, respectively. The share premium of $39,985 as at December 31, 2014 and December 31, 2013 is recognized under capital reserves in Note 22.

On February 4, 2008, the Board of Directors of the Company authorized a program to buy back up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As at December 31, 2014 and December 31, 2013, the Company has not bought back any of its shares under this program.

Under a separate program approved by the Board of Directors of the Company at their meeting held on 10 and 11 November 2008, the Company repurchased 6,875,000 issued and outstanding common shares at a total purchase price of $50,000 or $8.00 per share pursuant to a tender offer available for all shareholders to participate in 2008. The Company is holding the repurchased shares as treasury shares.

On 24 June 2010, the Board of Directors of the Company authorized a program to repurchase 11,121,000 of its common shares by tender offer at purchase price of $9.00 per share. Accordingly, in August 2010, the Company completed the repurchase and paid a total purchase consideration of $100,089. The Company is holding the repurchased shares as treasury shares.

On March 11, 2014, the Board of Directors of the Company authorized the repurchase of 5,000,000 of its common shares by tender offer at purchase price of $10.00 per share. The Company completed the repurchase in June 2014 and paid a total purchase consideration of $50,000. The Company is holding the repurchased shares as treasury shares.

21.	Non-cash compensation

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the ‘Trust’) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans

47

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as ‘Harrington Trust Limited’ and then as ‘Appleby Trust (Bermuda) Ltd.’) (the ‘Trustee’). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the Equity Compensation Plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the Equity Compensation Plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company of Global Sources Ltd. assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/ or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, ‘The Global Sources Equity Compensation Trust 2007’ (‘2007 Trust’) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (‘ECP 2007 Master Plan’). In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The Plan Committee (‘ECP 2007 Plan Committee’) was constituted and appointed by the Board of Directors on February 15, 2007.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2017. The Group’s employees, directors, consultants and the Group’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the Plan Committee, which is authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares which was subsequently increased in 2014 to 6,000,000 common shares, by an amendment to the ECP 2007 Master Plan.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan. Subsequently on March 5, 2015 the Company filed a Form S-8 Registration Statement under Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 2,849,269 shares to be issued under the amended ECP 2007 Master Plan.

(a)	Share grants to employees and team members

The Equity Compensation Plan committee approved and made several share awards/ options under the plans ECP I, ECP II, ECP III, ECP IV and ECP VII. All the share awards/ options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and team members (consultants and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of team members to these common shares is subject to continued services provided by them and vesting terms.

48

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards are recognized over the five or six year vesting term as applicable from the respective award dates.

On March 6, 2007, the Plan Committee approved and issued ‘The Global Sources Share Grant Award Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during the years 2007 to 2014 to employees and team members (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards are recognized over the six year vesting term of the award.

On April 24, 2009, the Plan Committee approved and issued ‘The Global Sources Directors Share Grant Award Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee awarded 21,000 common shares (comprising 3,000 common shares each to seven directors of the Company), 21,000 common shares (comprising 3,000 common shares each to seven directors of the Company), 19,500 common shares (comprising 3,000 common shares each to six directors and 1,500 to one director) to the seven directors of the Company, 1,500 common shares (to one director), 21,000 common shares (comprising 3,000 common shares each to seven directors), 21,000 common shares (comprising 3,000 common shares each to seven directors) and 21,000 common shares (comprising 3,000 common shares each to seven directors) in January 2014, January 2013, January 2012, June 2011, January 2011, January 2010 and June 2009, respectively. The non-cash compensation expenses as at December 31, 2012, associated with the awards under the plan are recognized over the four year vesting term of the award.

As at December 31, 2014 and December 31, 2013, there was $4,105 and $4,059, respectively, of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI, and The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II, which are expected to be recognized over the next six years.

(b)	Share grants for non-compete agreements

Eligible employees and team members under ECP VI are awarded, when they resign or retire from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee. Entitlement of the grantees to these common shares is subject to non-compete terms. There is no other vesting conditions other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

On March 6, 2007, the Plan Committee approved and issued ‘The Global Sources Retention Share Grant Plan’ as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees and team members for at least five years, who retire ‘in good standing’ (as determined by the Plan Committee), and who would otherwise have their unvested shares (under

49

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

any applicable equity compensation plans) forfeited upon retirement. The Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining 'in good standing'. There is no other vesting conditions other than the non-compete terms. The plan commenced with effect from March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during 2007 to 2014.

On May 9, 2012, the Company established The Global Sources Retention Share Grant Plan II (amended effective as at May 1, 2012) to issue share awards to former employees and former team members when they resign or retire from their respective employment or consultancy service. Under this plan, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. There is no vesting conditions other than the non-compete terms. The shares awarded to a grantee can be issued by the Company to the trustee of the 2007 Trust, to be held by the trustee, at any time following the award thereof or can be issued by the Company directly to the grantee, in accordance with the vesting rules. The Company recognizes the intangible asset relating to the non-compete provisions of the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II at the fair value on date of grant in accordance with note 2.15(b).

As at December 31, 2014 and December 31, 2013, there was $216 and $702 balance of intangible asset, respectively, associated with the awards under the ECP VI, The Global Sources Retention Share Grant Plan and The Global Sources Retention Share Grant Plan II which is expected to be amortized over the next five years. During the year ended December 31, 2014 the Company recorded $594 (2013: $748 and 2012: $751) amortization of intangible assets associated with the awards under these plans.

The Company’s non-vested shares as at December 31, 2014 and changes during the year ended December 31, 2014 were as follows:

							The Global Sources
							Retention Share Grant Plan and
	ECP V		ECP VI		The Global Sources		the Global Sources Retention		The Global Sources
	Grant Plan		Grant Plan		Share Grant Award Plan		Share Grant Plan II		Directors Share Grant Award Plan
		Weighted		Weighted		Weighted		Weighted		Weighted
	Number of	average grant	Number of	average grant	Number of	average grant	Number of	average grant	Number of	average grant
	shares	date fair value	shares	date fair value	shares	date fair value	shares	date fair value	shares	date fair value

Non-vested at January 1, 2014	15,000	$5.46	1,500	$7.42	1,432,473	$7.70	200,339	$7.36	84,000	$7.33
Granted	-	$-	-	$-	303,916	$8.21	44,260	$7.36	21,000	$7.57
Vested	(2,000)	$8.66	-	$-	(302,579)	$9.04	(96,832)	$7.66	(21,000)	$6.63
Forfeited	-	$-	(1,500)	$7.42	(47,935)	$7.53	-	$-	-	$-
Non-vested at December 31, 2014	13,000	$4.97	-	$-	1,385,875	$7.52	147,767	$7.17	84,000	$7.57

Non-vested at January 1, 2013	18,100	$5.75	1,500	$7.42	1,439,836	$8.25	280,297	$7.43	84,000	$7.40
Granted	-	$-	-	$-	314,352	$7.57	19,430	$7.52	21,000	$7.36
Vested	(3,100)	$7.11	-	$-	(296,477)	$10.28	(98,834)	$7.58	(21,000)	$7.62
Forfeited	-	$-	-	$-	(25,238)	$7.58	(554)	$9.38	-	$-
Non-vested at December 31, 2013	15,000	$5.46	1,500	$7.42	1,432,473	$7.70	200,339	$7.36	84,000	$7.33

As at December 31, 2014 and December 31, 2013, there were no non-vested shares under ECP VII Grant Plan.

50

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The total fair value of shares vested during the years ended December 31, 2014 and 2013 were as follows:

				The Global Sources Retention
			The Global Sources	Share Grant Plan and the	The Global Sources
Year ended	ECP V	ECP VI	Share Grant	Global Sources Retention Share	Directors Share
December 31,	Grant Plan	Grant Plan	Award Plan	Grant Plan II	Grant Award Plan	Total

2014	$14	$-	$2,460	$739	$171	$3,384
2013	$24	$-	$1,922	$694	$136	$2,776

During the years ended December 31, 2014 and 2013, there were no shares vested under ECP VII Grant Plan.

Non-cash compensation expenses associated with the employee and team member Equity Compensation Plans and Global Sources Directors Share Grant Award Plan included under various categories of operating expenses are approximately as follows: sales: $409 (2013: $539; 2012: $565), community and content: $16 (2013: $43; 2012: $70), general and administrative $1,215 (2013: $1,340; 2012: $1,524), and information and technology: $217 (2013: $248; 2012: $250).

		Accumulated other
22.	Other reserves	comprehensive income
			Currency
		Fair value reserve	translation reserve	Capital reserve	Total
	At January 1, 2014	$8	$9,846	$152,096	$161,950
	Fair value gains (note 14)	141	-	-	141
	Reclassification to income statement on disposal of available-for-sale financial asset	(11)	-	-	(11)
	Currency translation differences	-	(2,832)	-	(2,832)
	Less: Share of non-controlling interests	(54)	83	-	29
	Non-cash compensation	-	-	1,857	1,857
	Capitalization of intangible assets relating to share grants for non-compete agreements, net (note 13)	-	-	112	112
	Issuance of shares	-	-	(4)	(4)
	At December 31, 2014	$84	$7,097	$154,061	$161,242
	At January 1, 2013	$33	$6,750	$149,846	$156,629
	Fair value gains (note 14)	61	-	-	61
	Reclassification to income statement on disposal of available-for-sale financial asset	(64)	-	-	(64)
	Currency translation differences	-	3,170	-	3,170
	Less: Share of non-controlling interests	(22)	(74)	-	(96)
	Non-cash compensation	-	-	2,170	2,170
	Capitalization of intangible assets relating to share grants for non-compete agreements, net (note 13)	-	-	84	84
	Issuance of shares	-	-	(4)	(4)
	At December 31, 2013	$8	$9,846	$152,096	$161,950

51

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

23.	Deferred income and customer prepayments	December 31, 2014	December 31, 2013
	Non-current portion:
	Advertising	$644	$664
	Exhibitions	3,327	4,996
		$3,971	$5,660
	Current portion:
	Advertising	$38,429	$44,251
	Exhibitions, subscription and others	46,440	40,453
		$84,869	$84,704

24.	Accrued liabilities	December 31, 2014	December 31, 2013
	Salaries, wages and commissions	$1,730	$2,152
	Retirement defined contribution accruals	1,587	1,563
	Liabilities for incentive plan	1,939	1,824
	Printing, paper and bulk mailing costs	133	46
	Sales commissions and fees to third parties	2,468	3,787
	Business taxes	3,695	4,489
	Barter payables	3,656	2,837
	Others	3,892	2,468
		$19,100	$19,166

25.	Commitments

(a)	Capital commitment

Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2014	2013

Purchase of property and equipment	$168	$205
Total	$168	$205

(b)	Operating lease commitments - group company as lessee

The Group leases office facilities and exhibition venues under cancellable and non-cancellable operating leases generally with an option to renew upon expiry of the lease term.

In 2012 and again in 2014, the Group entered into venue license agreements for future exhibition events from 2015 to 2018 amounting to a gross value of approximately $46,231. All the above agreements are cancellable under force majeure or other specified conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As at December 31, 2014, the Group paid approximately, in aggregate, $5,444 for the above agreements. The lease term of the venue license agreements entered in 2007 and 2010 with gross value of US$ 64,386 as at December 31, 2013 has ended in 2014.

The future aggregate minimum lease rental payments under non-cancellable operating leases for office premises are as follows:

	2014	2013

No later than 1 year	$348	$599
Later than 1 year and no later than 5 years	300	85
Total	$648	$684

52

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

(c)	Operating lease commitments - group company as lessor

The Group leases out office premises to non-related companies under non-cancellable operating leases. The future aggregate lease payments receivable under non-cancellable operating leases for office premises are as follows:

	2014	2013

No later than 1 year	$5,286	$3,897
Later than 1 year and no later than 5 years	3,898	2,844
Later than 5 years	297	-
Total	$9,481	$6,741

26.	Contingencies

From time to time the Group is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Group is of the view that the probability is remote that the outcome of the outstanding litigation and the claims will individually, and in aggregate, have a material adverse effect on the Group’s consolidated financial position, results of operation and cash flows.

27.	Related party transactions

There were no material related party transactions during the year 2014 and 2013, except for the compensation paid or payable to key management for employee services is shown below:

	2014	2013	2012

Wages, salaries, bonus, fees and other short-term benefits	$2,362	$2,561	$2,194
Non-cash compensation expenses	1,267	998	718
Total	$3,629	$3,559	$2,912

28.	Business combinations

In April 2013, Trade Media Holdings Limited (as subsidiary of the Group) entered into an agreement to acquire 100% interest in Topranch Limited, a company incorporated in British Virgin Islands, subject to closing conditions. The completion date of the transaction was January 1, 2014.

Topranch Limited through its subsidiaries hosts The Shenzhen International Machinery Manufacturing Industry Exhibition and its related shows (“SIMM machinery shows”) which currently consist of two groups of co-located trade shows: (a) the Shenzhen International Machining Automation Exhibition and the Shenzhen International Metal Forming Machine Tool & Mould Exhibition (collectively, the “Group A SIMM Events”); and (b) the Shenzhen International Metal Cutting Machine Tool Exhibition (the “Group B SIMM Events”).

Topranch Limited through its subsidiaries owns a 70% interest in Group A SIMM Events and a 56% interest in Group B SIMM Events. These events are held annually in Shenzhen, China. The Group’s ownership interest in these events will further assist the Group to establish a strong presence in a fast-growing market in mainland China and will enable the Group to take advantage of the market opportunities.

The total consideration for this acquisition was $16,326. An initial deposit of $2,168 was paid in 2013 and the second instalment of $10,849 was paid in April 2014. The balance consideration of $3,309 is payable in cash over several instalments if SIMM machinery shows achieve consistent level of profit before taxes in 2014 as compared to 2013, revenue for 2014 being not less than 60% of 2013 revenue and average profit before tax increase by 11% or more for years 2015 to 2016 compared to 2013. The range of undiscounted outcomes under this arrangement is between $nil and $3,614.

The Group accounted for this acquisition as a business combination. The results of operation for Topranch and its subsidiaries have been consolidated with effect from the acquisition date of January 1, 2014.

53

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

Consideration
Cash consideration	$16,326

Effects on cash flow of the Group
Cash paid	13,017
Contingent consideration payable over next three years	3,309
Total consideration (as above)	16,326
Less : Cash and cash equivalents in subsidiaries acquired	(3,998)
12,328

Cash outflow in year 2013 and 2014	9,019
Expected cash outflow over next three years	3,309
Cash outflow on acquisition	12,328

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	3,998
Prepaid expenses and other current assets	55
Property and equipment	195
Deferred income tax assets	94
Other non-current assets	38
Contractual backlogs	2,474
Trademarks	13,988
Goodwill	8,984
29,826

Accounts payable	$18
Deferred income and customer prepayments	4,615
Accruals	7
Deferred tax liabilities	4,115
8,755
Less : Non-controlling interest	4,745
Total	16,326

The goodwill of $8,984 arising from the acquisition is attributable the acquired workforce and marketing network.

The fair value of the trademarks and contractual backlogs is determined using an excess earning method that is based on management forecasts and observable market data for discount rates, tax rates and foreign exchange rates. The present value is calculated using a risk-adjusted discount rate of 15%.

Acquisition related costs included in general and administrative expenses in consolidated income statements for years ended December 31, 2014 and 2013 were nil and $231, respectively. In addition, there is a potential obligation to pay not more than approximately $1,156 for transaction cost, which will be expensed upon payment.

The contingent consideration of $3,309 was measured at fair value on the date of acquisition by applying the income approach and held as a financial liability on the balance sheet. This is a level 3 fair value measurement. The fair value estimates are based on a discount rate of 6% and estimated revenue and/or average profit before tax for the relevant period as at date of acquisition. As at December 31, 2014, the amount recognized as contingent consideration was unchanged based on the most recent management estimates and actual performance of SIMM machinery shows in 2014.

54

GLOBAL SOURCES LTD. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

The Group has chosen to recognize the non-controlling interest for this acquisition based on their proportionate share of the identifiable net assets of the acquiree.

The acquired subsidiaries contributed revenue of $8,822 and net profit of $158 to the shareholders of the group from January 1, 2014 to December 31, 2014.

29.	Recent accounting pronouncements

New standards, amendments and interpretations issued that are effective for future financial periods:

·	IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a goods or service and thus has the ability to direct the use and obtain the benefits from the goods or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2017 and earlier application is permitted. The Group is currently assessing the impact of the adoption of IFRS 15 on its financial statements.

·	IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. The Group is currently assessing the impact of the adoption of IFRS 9 on its financial statements.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group.

55

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER

FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Executive Chairman and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Executive Chairman and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Executive Chairman and Chief Financial Officer have concluded that, as of December 31, 2014, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Executive Chairman and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and

-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2014 using the 1992 framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (‘COSO’), ‘Internal Control - Integrated Framework.’

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2014. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Executive Chairman and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

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